Exhibit 3.5

AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS OF

AMGEN INC.

WHEREAS, the Board of Directors deems it to be in the best interests of Amgen Inc. (the “Company”) to amend its Bylaws;

WHEREAS, the stockholders of the Company approved the amendments to the Company’s Bylaws at the Company’s annual meeting of stockholders on May 9, 2007, effective upon the filing by the Company of a Certificate of Amendment to the Restated Certificate of Incorporation (the “Certificate”), which includes the amendments to the Restated Certificate of Incorporation approved by stockholders, with the Secretary of State of the State of Delaware;

WHEREAS, the Company filed the Certificate with the Secretary of State of the State of Delaware on May 24, 2007;

NOW, THEREFORE, be it resolved that Article IV of the Bylaws of the Company, be, and hereby is, amended as follows:

1.	Section 17 of Article IV of the Bylaws shall be deleted in its entirety:

“Section 17. [Intentionally Omitted]”

2.	Section 18 of Article IV of the Bylaws shall be deleted in its entirety:

“Section 18. [Intentionally Omitted]”